Exhibit (g)
CUSTODIAN SERVICES AGREEMENT
     THIS AGREEMENT is made as of January 1, 2011 by and among Consulting Group Capital Markets (“CGCM”), an investment company registered under the 1940 Act (as defined below) (the “Fund”) on behalf of each of its portfolios identified on Exhibit A (each a “Portfolio” and collectively the “Portfolios”) (together with each Portfolio thereof made subject to this Agreement in accordance with Section 13(c) below, and Brown Brothers Harriman &Co., a New York limited partnership (the “Custodian”).
     WHEREAS, the Custodian is a bank having at least the minimum qualifications required by Section 17(f)(1) of the 1940 Act to act as custodian of the portfolio securities and other assets of investment companies; and
     WHEREAS, the Fund on behalf of each of its Portfolios wishes to retain the Custodian to act as custodian of its portfolio securities and other assets, and the Custodian has indicated its willingness to so act;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, and intending to be legally bound hereby, the parties hereto agree as follows:
1. DEFINITIONS. As used in this Agreement:
     “Authorized Person” means any of the persons duly authorized by the Fund Board to give Proper Instructions on behalf of the Fund or its Portfolios as set forth in a certificate along with any limitations on such Persons’ scope of authority, such certificate to be executed by the Secretary or Assistant Secretary of the Fund, as the same may be revised from time to time.
     “Board” means the Board of Trustees of the Fund.
     “CEA” means the Commodities Exchange Act, as amended, and “CFTC” means the Commodity Futures Trading Commission.
     “Domestic Securities” means securities and other Financial Assets or instruments and other investments of a Portfolio settled within the United States.
     “Federal Securities Laws” has the meaning set forth in Section (e)(1) of Rule 38a-l promulgated under the 1940 Act.
     “Financial Assets” has the meaning set forth in the Uniform Commercial Code.
     “Foreign Assets” means any of the Portfolios’ investments (including foreign currencies) for which the primary market is outside the United States and such cash and cash equivalents as are reasonably necessary to effect the Portfolios’ transactions in such investments.
     “Foreign Custody Manager” has the meaning set forth in Section (a)(3) of Rule 17f-5 promulgated under the 1940 Act.

     “Foreign Securities” means securities and other Financial Assets of a Portfolio for which the primary market is outside the United States
     “Foreign Securities Depository” means a foreign securities clearing system qualifying as an Eligible Securities Depository (as defined in Section (b)(1) of Rule 17f-7 under the 1940 Act) that has been selected by the Custodian and is listed on Exhibit B annexed hereto, as amended from time to time pursuant to Section 4.2 hereof.
     “Foreign Sub-Custodian” means a foreign banking institution qualifying as an Eligible Foreign Custodian (as defined in Section (a)(1) of Rule 17f-5 promulgated under the 1940 Act) that has been selected by the Custodian and is listed on Exhibit B annexed hereto, as amended from time to time pursuant to Section 4.2 hereof.
     “Governing Documents” means, with respect to each of the Portfolios, (i) the declaration of trust or other constituting document of the Fund of which the Portfolio is a series or portfolio, (ii) the currently effective prospectus under the 1933 Act, (ii) the most recent statement of additional information, and (iii) a certified copy of the Board approving the engagement of the Custodian to act as custodian of the securities and other assets of its Portfolio(s).
     “NASD” means The National Association of Securities Dealers, Inc.
     “1940 Act” means the Investment Company Act of 1940, as amended.
     “Proper Instructions” means written instructions given by an Authorized Person to the Custodian in such form and manner as the Custodian and the Fund shall agree upon from time to time, including communications effected directly between protected electro-mechanical or electronic devices, in each case in accordance with proper testing and authentication procedures (“Written Instructions”) and, subject to any limitations in scope of authority, may be oral instructions (“Oral Instructions”) received by the Custodian in such manner as the Custodian and the Fund shall agree upon from time to time, and in accordance with proper testing and authentication techniques from a person reasonably believed by the Custodian to be an Authorized Person. “Special Instructions” shall be Written Instructions accompanied by a copy of a resolution by the appropriate Board authorizing the action, or, if so approved by the Board, Written Instructions given by two Authorized Persons with authority to give such Special Instructions.
     “Repo Custodian” means a custodian appointed by a Fund for the purpose of engaging in repurchase agreement transactions.
     “SEC” means the Securities and Exchange Commission.
     “Shares” mean the shares of beneficial interest of any Portfolio.
     “Sub-Adviser” means each manager hired by CIAS to manage a portion of the Portfolio.
     “Transfer Agent” means, with respect to the Fund, the transfer agent appointed by its Board.
     “Underlying Fund Shares” means uncertificated shares of registered “investment companies” (as defined in Section 3(a)(1) of the 1940 Act), whether in the same “group of investment companies” (as defined in Section 12(d)(l)(G)(ii)of the 1940 Act) or otherwise excluded from the restrictions imposed by Section 12(d)(1), including pursuant to Section 12(d)(1)(E) and (F), of the 1940 Act.
     “Underlying Transfer Agent” means the transfer agent with respect to Underlying Fund Shares.
     “U.S. Clearing System” means a clearing agency located in the United States which is registered with the SEC as a clearing agency under Section 17A of the 1934 Act or a book-entry system authorized by the U.S. Department of the Treasury.
2. APPOINTMENT OF CUSTODIAN; GENERAL DUTIES.
     2.1. Appointment.
     (a) The Fund hereby appoints the Custodian as the custodian of the securities and other assets of each of its Portfolios, including Domestic Securities and Foreign Securities.
     (b) The Fund has provided the Custodian with a copy of its Governing Documents, and will provide the Custodian with a copy of amendments, supplements and modifications thereof from time to time.
     (c) The Custodian hereby accepts appointment as custodian of the securities and assets of the Portfolios of the Fund and agrees to perform the duties of such custodian in accordance with the provisions of this Agreement.
     2.2. Delivery of Portfolio Assets.
     (a) The Fund, on behalf of its Portfolio(s), shall deliver to the Custodian all securities and cash of such Portfolio(s), and from time to time all payments of income, payments of principal or capital distributions received by it with respect to Portfolio securities, and the cash consideration received by it for such new or treasury Shares representing interests in its Portfolio(s) as may be issued or sold from time to time.
     (b) The Custodian shall not be responsible for any property of a Portfolio which is not received by it or which is delivered out in accordance with Proper Instructions, including without limitation Portfolio property (i) held by brokers, private bankers or other entities on behalf of the Portfolio, (ii) held by a sub-custodian authorized pursuant to Section 2.6(c) hereof, (iii) held by entities which have advanced monies to or on behalf of the Portfolio and which have received Portfolio property as security for such advance(s), or (iv) delivered or otherwise removed from the custody of the Custodian in advance of payment therefor pursuant to Section 2.5(vii) hereof. With respect to Underlying Fund Shares, the holding of confirmation statements that identify the shares as being recorded in the Custodian’s name on behalf of the Portfolios will be deemed custody for purposes hereof.
     2.3. Reliance on Instructions and Authority.
     (a) Concurrently with the execution of this Agreement, and from time to time thereafter, as appropriate, the Fund shall deliver to the Custodian, duly certified by the Fund’s Treasurer or Secretary, a certificate setting forth: (i) the names, titles, signatures and scope of authority of all Authorized Persons who are authorized to give Proper Instructions or any other notice, request, direction, instruction, certificate or instrument on behalf of the Fund, (ii) the names, titles and signatures of those Authorized Persons, if any who are authorized to give Special Instructions, and (iii) a copy of resolutions of the Boards of the Fund adopting the authorizations referred to in the preceding clauses (i) and (ii). Such certificate maybe accepted and relied upon by the Custodian as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until receipt by the Custodian of a similar certificate to the contrary.
     (b) The Custodian will be protected in acting upon any Proper or Special Instructions which are transmitted with proper testing or authentication pursuant to terms and conditions agreed to by the Custodian and the Fund from time to time, provided that the Custodian’s actions comply with the other provisions of this Agreement. The Fund shall promptly confirm any Oral Instructions with Written Instructions, provided that failure of such confirming Written Instructions to be received by the Custodian shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions, and provided further that if Written Instructions confirming Oral Instructions are inconsistent with such Oral Instructions, any actions of the Custodian prior to receipt of such Written Instructions shall not be invalidated and the only obligation of the Custodian in connection therewith shall be to promptly notify the Fund of such inconsistency.
     (c) The Custodian may receive and accept a copy of a resolution certified by the Secretary or an Assistant Secretary of the Fund as conclusive evidence (i) of the authority of any person to act in accordance with such resolution or (ii) of any determination or of any action by the applicable Board as described in such resolution, and such resolution may be considered as in full force and effect until receipt by the Custodian of written notice to the contrary.
     2.4. Bank Accounts. The Custodian shall open and maintain a separate bank account or accounts in the United States in the name of each Portfolio of the Fund, subject only to draft or order by the Custodian acting pursuant to the terms of this Agreement, and shall hold in such account or accounts, subject to the provisions hereof, all cash received by it from or for the account of the Portfolio, other than cash maintained by the Portfolio in a bank account established and used in accordance with Rule 17f-3 under the 1940 Act. The Fund held by the Custodian for a Portfolio may be deposited by it to its credit as Custodian in the banking department of the Custodian or in such other banks or trust companies as it may in its discretion deem necessary or desirable; provided, however, that every such bank or trust company shall be qualified to act as a custodian under the 1940 Act and that each such bank or trust company and the fund to be deposited with each such bank or trust company shall on behalf of each applicable Portfolio be approved by vote of a majority of the Board. The fund shall be deposited by the Custodian in its capacity as Custodian and shall be withdrawable by the Custodian only in that capacity.
     2.5. Payment of Fund Moneys. Upon receipt of Proper Instructions on behalf of the applicable Portfolio, which may be continuing instructions when deemed appropriate by the parties, the Custodian shall pay out monies of a Portfolio in the following cases only:
          (i) Upon the purchase of Domestic Securities, options, futures contracts or options on futures contracts for the account of the Portfolio but only (A) against the delivery of such securities or evidence of title to such options, futures contracts or options on futures contracts to the Custodian (or any bank, banking firm or trust company doing business in the United States or abroad which is qualified under the 1940 Act to act as a custodian and has been designated by the Custodian as its agent for this purpose) registered in the name of the Portfolio or in the name of a nominee of the Custodian referred to in Section 3.3 hereof or in proper form for transfer; (B) in the case of a purchase effected through a U.S. Clearing System, in accordance with the conditions set forth in Section 3.5 hereof; (C) in the case of a purchase of Underlying Shares, in accordance with the conditions set forth in Section 3.7 hereof; (D) in the case of repurchase agreements entered into between the Fund on behalf of a Portfolio and a bank, or a broker-dealer which is a member of NASD, against delivery of the securities either in certificate form or through an entry crediting the Custodian’s account at the Federal Reserve Bank with such securities or for transfer to a time deposit account of the Fund in any bank;
          (ii) In connection with conversion, exchange or surrender of securities owned by the Portfolio as set forth in Section 3.2(viii) hereof;
          (iii) For the redemption or repurchase of Shares issued as set forth in Section 5 hereof;
          (iv) For the payment of any expense or liability incurred by the Portfolio, including but not limited to the following payments for the account of the Portfolio: interest, taxes (including taxes deducted or withheld at source), management, accounting, transfer agent custody, administration and legal fees, and operating expenses of the Fund whether or not such expenses are to be in whole or part capitalized or treated as deferred expenses;
          (v) For the payment of any distributions and dividends on Shares declared pursuant to the Fund’s Governing Documents in accordance with mutually agreed procedures;
          (vi) For payment of the amount of dividends received in respect of securities sold short;
          (vii) Upon the purchase of domestic investments, including without limitation repurchase agreement transactions involving delivery of Portfolio monies to a Repo Custodian, in advance of delivery of the purchased securities, in accordance with written Proper Instructions that set forth (A) the amount of such payment and (B) the person(s) to whom such payment is made; and
          (viii) For any other proper purpose, but only upon receipt of Special Instructions from the Fund on behalf of the applicable Portfolio setting forth (A) the amount of such payment and (B) the person(s) to whom such payment is made.
     2.6. Appointment of Agents.
     (a) The Custodian may at any time or times in its discretion appoint (and may at any time remove) any other bank or trust company which is itself qualified under the 1940 Act to act as a custodian, as its agent, as the Custodian may from time to time direct; provided, however, that the appointment of any agent shall not relieve the Custodian of its responsibilities or liabilities hereunder. (The Underlying Transfer Agent shall not be deemed an agent or subcustodian of the Custodian for purposes of this Section 2.6 or any other provision of this Agreement.)
     (b) Upon receipt of Proper Instructions, which shall include appropriate certification as to authorization by the Board on behalf of the applicable Portfolio(s), the Custodian shall on behalf of the applicable Portfolio(s) from time to time employ one or more sub-custodians located in the United States, including without limitation any Repo Custodian or other sub-custodian appointed by the Fund for special purposes, provided that the Custodian shall have no more or less responsibility or liability to the Fund on account of any actions or omissions of any subcustodian so employed than any such sub-custodian has to the Custodian.
     (c) The Custodian may employ as sub-custodian for the Fund’s Foreign Securities on behalf of the applicable Portfolio(s) the foreign banking institutions and foreign securities depositories designated in Exhibit B hereto, but only in accordance with the applicable provisions of Section 4 hereof.
     2.7. Actions Permitted Without Express Authority. The Custodian may in its discretion, without express authority from the Fund on behalf of each applicable Portfolio:
          (i) Surrender securities in temporary form for securities in definitive form;
          (ii) Endorse for collection, in the name of the Portfolio, checks, drafts and other negotiable instruments; and
          (iii) In general, attend to all non-discretionary details in connection with the sale, exchange, substitution, purchase, transfer and other dealings with the securities and property of the Portfolio except as otherwise directed by the applicable Board.
     2.8 Records and Reports.
     (a) The Custodian shall, with respect to each Portfolio, create and maintain all records relating to its activities and obligations under this Agreement in such manner as will meet the obligations of the Fund under the 1940 Act.
     (b) The Custodian shall combine all cash activity affecting each Portfolio’s cash account and produce: (i) an updated report of cash availability throughout the day pursuant to procedures agreed between the Portfolio Management Team and the Custodian; and; (ii) a report of net cash available for investment at the beginning of each business day.
     (b) All such records shall be the property of the Fund and shall at all times during the regular business hours of the Custodian be open for inspection by duly authorized officers, employees or agents of the Fund and employees and agents of the SEC.
     (c) The Custodian shall promptly provide or otherwise make available to the Fund on a daily or less frequent basis, such notifications, reports, statements, summaries, schedule, balances and trial balances, rollforwards, reconciliations and other information as may be reasonably requested by the Fund, which may be included on a schedule to this Agreement.
     2.9. Accountants; Compliance Matters.
     (a) The Custodian shall take all reasonable action, as the Fund with respect to a Portfolio may from time to time request, to obtain from year to year favorable opinions from the Fund’s independent accountants with respect to the Custodian’s activities hereunder, in connection with the preparation of the Fund’s Form N-1A or Form N-2, as applicable, and Form N-SAR or other annual reports to the SEC and with respect to any other requirements thereof.
     (b) The Custodian shall provide the Fund, on behalf of each of the Portfolios at such times as the Fund may reasonably require, with reports by independent public accountants and other third parties on the accounting system, internal accounting control, including accounting for futures contracts and options on futures contracts, and procedures for safeguarding securities, including securities deposited and/or maintained in a U.S. Clearing System or a Foreign Securities Depository, relating to the services provided by the Custodian under this Agreement; such reports shall be of sufficient scope and in sufficient detail, as may reasonably be required by the Fund to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the reports shall so state.
     (c) The Custodian further agrees to provide such information and assistance from time to time as may be reasonably requested the Fund in connection with the Fund’s compliance procedures and periodic compliance audits. Without limiting the preceding sentence, the Custodian agrees to provide: (i), in connection with the Fund compliance programs pursuant to Rule 38a-1 promulgated under the 1940 Act, such periodic reports, documentation and certifications as the Fund’s respective compliance officers may reasonably request, and notification as soon as is reasonably practicable of any Material Compliance Matter (as such term is defined in Rule 38a-l under the 1940 Act) that comes to the attention of the management of the account relationship Custodian; (ii) sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 applicable to services for the Fund; and (iii) a copy of each Type II SAS 70 audit report with regard to its U.S. and global custody operations including the custody operations attendant to Securities Lending prepared by an independent third party with respect to services hereunder relating to the Funds’ semi-annual shareholder reports, annual shareholder reports and Forms N-Q.
     2.10. Advances by the Custodian. The Custodian may, in its sole discretion, advance funds on behalf of any of the Portfolios to make any payment permitted by this Agreement upon receipt of any proper authorization by the Fund required by this Agreement for such payments on behalf of the Portfolio. Should such a payment or payments, with advanced funds, result in an overdraft (due to insufficiencies of the Portfolio’s account with the Custodian, or for any other reason), any such overdraft or related indebtedness shall be deemed for purposes of this Agreement a loan made by the Custodian to the Fund for the account of the Portfolio payable on demand. Such overdraft shall bear interest at the current rate charged by the Custodian for such loans unless the Fund on behalf of the Portfolio shall provide the Custodian with compensating balances. The Fund agrees that the Custodian shall have a continuing lien and security interest to the extent of any overdraft or indebtedness and to the extent required by law, in and to any property at any time held by the Custodian for the benefit of the applicable Portfolio or in which the applicable Portfolio has an interest and which is then in the Custodian’s possession or control (or in the possession or control of any third party acting on the Custodian’s behalf). The Fund authorizes the Custodian, in the Custodian’s sole discretion, at any time to charge any overdraft or indebtedness, together with interest due thereon, against any balance of account standing to the credit of the applicable Portfolio on the Custodian’s books. For purposes hereof, deposits maintained in all cash accounts held by the Custodian for each Portfolio (whether or not denominated in Dollars) shall collectively constitute a single and indivisible current account with respect to the Portfolio’s obligations to the Custodian or its assignee, and balances in such cash accounts shall be available for satisfaction of the Portfolio’s obligations under this Agreement. The Custodian shall further have a right of offset against the balances in any cash account maintained with a subcustodian hereunder to the extent that the aggregate of all cash accounts of the Portfolio with the Custodian are overdrawn.
     2.11. Contingency Facilities. In order to prevent the disruption of the services to be provided under this Agreement or any exhibit, schedule or annex hereto, the Custodian shall maintain at all times appropriate contingency facilities and procedures to provide for periodic back-up of the computer files and data with respect to the Portfolios and emergency use of electronic data processing equipment to provide services under this Agreement. In the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond the Custodian’s control, the Custodian shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions.
3. CUSTODY WITH RESPECT TO DOMESTIC SECURITIES
     3.1. Holding Domestic Securities. The Custodian shall hold and physically segregate for the account of each Portfolio all non-cash property, to be held by it in the United States, including all Domestic Securities owned by such Portfolio other than (i) securities which are maintained pursuant to Section 3.5 in a U.S. Clearing System and (ii) Underlying Fund Shares owned by the Fund which are maintained pursuant to Section 3.7 hereof in an account with the Underlying Transfer Agent.
     3.2 Delivery of Securities. The Custodian shall release and deliver Domestic Securities owned by a Portfolio held by the Custodian, in a U.S. Clearing System account of the Custodian or in an account at the Underlying Transfer Agent, only upon receipt of Proper Instructions on behalf of the applicable Portfolio, which may be continuing instructions when deemed appropriate by the parties, and only in the following cases:
          (i) Upon sale of such securities for the account of the Portfolio and receipt of payment therefor;
          (ii) Upon the receipt of payment in connection with any repurchase agreement related to such securities entered into by the Portfolio;
          (iii) In the case of a sale effected through a U.S. Clearing System, in accordance with the provisions of Section 3.5 hereof;
          (iv) To the depository agent in connection with tender or other similar offers for securities of the Portfolio;
          (v) To the issuer thereof or its agent when such securities are called, redeemed, retired or otherwise become payable; provided that, in any such case, the cash or other consideration is to be delivered to the Custodian;
          (vi) To the issuer thereof, or its agent, for transfer into the name of the Portfolio or into the name of any nominee or nominees of the Custodian or into the name or nominee name of any agent or any sub-custodian appointed pursuant to Section 2.6; or for exchange for a different number of bonds, certificates or other evidence representing the same aggregate face amount or number of units; provided that, in any such case, the new securities are to be delivered to the Custodian;
          (vii) Upon the sale of such securities for the account of the Portfolio, to the broker or its clearing agent, against a receipt, for examination in accordance with “street delivery” custom; provided that in any such case, the Custodian shall have no responsibility or liability for any loss arising from the delivery of such securities prior to receiving payment for such securities except as may arise from the Custodian’s own negligence or willful misconduct;

          (viii) For exchange or conversion pursuant to any plan of merger, consolidation, recapitalization, reorganization or readjustment of the securities of the issuer of such securities, or pursuant to provisions for conversion contained in such securities, or pursuant to any deposit agreement; provided that, in any such case, the new securities and cash, if any, are to be delivered to the Custodian;
          (ix) In the case of warrants, rights or similar securities, the surrender thereof in the exercise of such warrants, rights or similar securities or the surrender of interim receipts or temporary securities for definitive securities; provided that, in any such case, the new securities and cash, if any, are to be delivered to the Custodian;
          (x) For delivery in connection with any loans of securities made by the Portfolio (A) against receipt of collateral as agreed from time to time by the Fund on behalf of the Portfolio or (B) to the lending agent or its custodian, all in accordance with Proper Instructions;
          (xi) For delivery as security in connection with any borrowing by the Fund on behalf of a Portfolio requiring a pledge of assets by the Fund on behalf of such Portfolio;
          (xii) For delivery in accordance with the provisions of any agreement among the Fund on behalf of the Portfolio, the Custodian and a broker-dealer registered under the 1934 Act and a member of the NASD, relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange, or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Fund on behalf of a Portfolio;
          (xiii) For delivery in accordance with the provisions of any agreement among the Fund on behalf of the Portfolio, the Custodian, and a futures commission merchant registered under the CEA, relating to compliance with the rules of the CFTC and/or any contract market, or any similar organization or organizations, regarding account deposits in connection with transactions by the Fund on behalf of a Portfolio;
          (xiv) Upon the sale or other delivery of such investments (including, without limitation, to one or more sub-custodians authorized pursuant to Section 2.6(b), as set forth in written Proper Instructions, provided that such Proper Instructions shall set forth (x) the securities of the Portfolio to be delivered and (y) the person(s) to whom delivery of such securities shall be made;
          (xv) Upon receipt of instructions from the Fund’s Transfer Agent for delivery to such Transfer Agent or to the holders of Shares in connection with distributions in kind, as may be described from time to time in the currently effective prospectus and statement of additional information of the Fund related to the Portfolio, in satisfaction of requests by holders of Shares for repurchase or redemption;
          (xvi) In the case of a sale processed through the Underlying Transfer Agent for Underlying Fund Shares, in accordance with Section 3.7 hereof; and
          (xvii) For any other proper purpose, but only upon receipt of Special Instructions from the Fund on behalf of the applicable Portfolio specifying (A) the securities of the Portfolio to be delivered and (B) the person(s) to whom delivery of such securities shall be made.

     3.3 Registration of Securities. Domestic Securities held by the Custodian (other than bearer securities) shall be registered in the name of the Portfolio or in the name of any nominee of the Fund on behalf of the Portfolio or of any nominee of the Custodian which nominee shall be assigned exclusively to the Portfolio, unless the Fund has authorized in writing the appointment of a nominee to be used in common in the name or nominee name of any agent or any subcustodian appointed pursuant to Section 2.6. All securities accepted by the Custodian on behalf of the Portfolio under the terms of this Agreement shall be in “street name” or other good delivery form.
     3.4 Collection of Income. Except with respect to Portfolio property released and delivered pursuant to Section 3.2(xiv) or purchased pursuant to Section 2.5(vii), and subject to the last sentence of Section 3.3, the Custodian shall collect on a timely basis all income and other payments with respect to registered Domestic Securities held hereunder to which each Portfolio shall be entitled either by law or pursuant to custom in the securities business, and shall collect on a timely basis all income and other payments with respect to bearer Domestic or International Securities if, on the date of payment by the issuer, such securities are held by the Custodian or its agent thereof and shall credit such income, (on contractual payment date or as collected), to such Portfolio’s custodian account. The custodian shall reimburse the Trust for any failure to collect income due to the Trust. Without limiting the generality of the foregoing, the Custodian shall detach and present for payment all coupons and other income items requiring presentation as and when they become due and shall collect interest when due on securities held hereunder.
     3.5 Deposit of Fund Assets in U.S. Clearing Systems. The Custodian may deposit and/or maintain securities or other Financial Assets owned by a Portfolio in a U.S. Clearing System subject to the following provisions:
     (a) The Custodian may keep securities of the Portfolio in a U.S. Clearing System provided that such securities are represented in an account of the Custodian in the U.S. Clearing System (the “U.S. Clearing System Account”) which account shall not include any assets of the Custodian other than assets held as a fiduciary, custodian or otherwise for customers;
     (b) The records of the Custodian with respect to securities of the Portfolio which are maintained in a U.S. Clearing System shall identify by book-entry those securities belonging to the Portfolio;
     (c) The Custodian shall pay for securities purchased for the account of the Portfolio upon (i) receipt of advice from the U.S. Clearing System that such securities have been transferred to the U.S. Clearing System Account and (ii) the making of an entry on the records of the Custodian to reflect such payment and transfer for the account of the Portfolio;
     (d) The Custodian shall transfer securities sold for the account of the Portfolio upon (i) receipt of advice from the U.S. Clearing System that payment for such securities has been transferred to the U.S. Clearing System Account and (ii) the making of an entry on the records of the Custodian to reflect such transfer and payment for the account of the Portfolio. Copies of all advices from the U.S. Clearing System of transfers of securities for the account of the Portfolio shall identify the Portfolio, be maintained for the Portfolio by the Custodian and be provided to the Fund at its request. Upon request, the Custodian shall furnish the Fund confirmation of each transfer to or from the account of the Portfolio in the form of a written advice or notice and shall furnish to the Fund copies of daily transaction records reflecting each day’s transactions in the U.S. Clearing System for the account of the Portfolio;

     (e) The Custodian shall promptly provide the Fund with any reports as are available on the U.S. Clearing System’s accounting system, internal accounting control and procedures for safeguarding securities deposited in the U.S. Clearing System;
     (f) Anything to the contrary in this Agreement notwithstanding, the Custodian shall exercise due care in accordance with reasonable commercial standards in discharging its duty to obtain and maintain such securities and other financial assets, and shall be liable to the Fund for the benefit of the Portfolio for any loss or damage to the Portfolio resulting from use of the U.S. Clearing System by reason of any negligence, misfeasance or misconduct of the Custodian or any of its agents or of any of its or their employees or from failure of the Custodian or any such agent to enforce effectively such rights as it may have against the U.S. Clearing System; at the election of the Fund, it shall be entitled to be subrogated to the rights of the Custodian with respect to any claim against the U.S. Clearing System or any other person which the Custodian may have as a consequence of any such loss or damage if and to the extent that the Portfolio has not been made whole for any such loss or damage; and
     (g) Financial Assets and cash deposited with any U.S. clearing System will be subject to the laws, rules, statements of principle and practices of such U.S. Clearing System.
     3.6. Segregated Account. The Custodian shall upon receipt of Proper Instructions on behalf of each applicable Portfolio, and each underlying sub-adviser within a portfolio, which may be continuing instructions, establish and maintain a segregated account or accounts for and on behalf of each such Portfolio, into which account or accounts may be transferred cash and/or securities, including securities maintained in an account by the Custodian pursuant to Section 3.5 hereof, (i) in accordance with the provisions of any agreement among the Fund on behalf of the Portfolio, the Custodian and a broker-dealer registered under the Exchange Act and a member of the NASD (or any futures commission merchant registered under the CEA), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange (or the CFTC or any registered contract market), or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Portfolio, (ii) for purposes of segregating cash or securities in connection with options purchased, sold or written by the Portfolio or commodity futures contracts or options thereon purchased or sold by the Portfolio, (iii) for the purposes of compliance by the Portfolio with the procedures required by Investment Company Act Release No. 10666, or any subsequent release of the SEC, or interpretative opinion of the staff of the SEC, relating to the maintenance of segregated accounts by registered investment companies, and (iv) for any other purpose in accordance with Proper Instructions.
     3.7 Deposit of Fund Assets with the Underlying Transfer Agent. Underlying Fund Shares shall be deposited and/or maintained in an account or accounts maintained with the Underlying Transfer Agent, provided that such securities are maintained in an account or accounts on the books and records of the Underlying Transfer Agent in the name of the Custodian or its nominee as custodian for the Portfolio. The records of the Custodian with respect to Underlying Fund Shares which are maintained with the Underlying Transfer Agent shall identify by book-entry those Underlying Fund Shares belonging to each Portfolio.
     3.8. Ownership Certificates for Tax Purposes. The Custodian shall execute ownership and other certificates and affidavits for all federal and state tax purposes in connection with receipt of income or other payments with respect to Domestic Securities of each Portfolio held by it and in connection with transfers of securities.

     3.9. Voting Domestic Shares. With a prior approval of the CCO of the Fund, the Custodian shall, with respect to the Domestic Securities held hereunder, cause to be promptly executed by the registered holder of such securities, if the securities are registered otherwise than in the name of the Portfolio or a nominee of the Portfolio, all proxies, without indication of the manner in which such proxies are to be voted, and shall promptly deliver to the Fund such proxies, all proxy soliciting materials and all notices relating to such securities.
     3.10. Communications Relating to Portfolio Securities.
(a) The Custodian shall transmit promptly to the designated officers of the Fund for each Portfolio and underlying sub-adviser all written information and notices received by the Custodian from issuers with regard to the securities being held for the Portfolio and/or any corporate action by such issuer affecting such securities (including without limitation stock splits, stock dividends, reorganizations, pendency of calls and maturities of domestic securities and expirations of rights in connection therewith, notices of exercise of call and put options written by the Fund on behalf of the Portfolio and the maturity of futures contracts purchased or sold by the Fund on behalf of the Portfolio).
(b) With respect to tender or exchange offers, the Custodian shall transmit promptly to the Fund all written information received by the Custodian from issuers of the securities whose tender or exchange is sought and from the party (or its agents) making the tender or exchange offer. If the Fund desires to take action with respect to any tender offer, exchange offer or any other similar transaction, the Fund shall notify the Custodian at least two (2) business days prior to the date on which the Custodian is to take such action.
(c) Monthly holding report by sub-advisor and for the total Fund. Performance report by sub-advisor and for the total fund. Monthly transmission feed of the portfolio holdings (by sub-advisor and by fund) to an analytical software company.
4. CUSTODY WITH RESPECT TO FOREIGN SECURITIES
     4.1. Foreign Custody Manager.
     (a) The Fund, by resolution adopted by its Board, hereby delegates to the Custodian, subject to Section (b) of Rule 17f-5 under the 1940 Act, the responsibilities set forth in this Section 4 with respect to Foreign Assets of the Portfolios held outside the United States, and the Custodian hereby accepts such delegation as Foreign Custody Manager with respect to the Portfolios.
     (b) The Foreign Custody Manager shall be responsible for performing the delegated responsibilities defined below only with respect to the countries and custody arrangements for each such country listed on Exhibit B to this Agreement, which list of countries may be amended from time to time by the Fund by Proper Instructions. Exhibit B further lists (x) the Foreign Sub-Custodians selected by the Foreign Custody Manager to maintain the assets of the Portfolios, and (y) the Foreign Securities Depositories in which Foreign Securities owned by the Portfolios may be held, which lists of Foreign Sub-Custodians and Foreign Securities Depositories may be amended from time to time in the sole discretion of the Foreign Custody Manager by prior written notice to the Fund.

     (c) Upon the receipt by the Foreign Custody Manager of Proper Instructions to open an account or to place or maintain Foreign Assets in a country listed on Exhibit B, and the fulfillment by the applicable Portfolio(s), of the applicable account opening requirements for such country, the Foreign Custody Manager shall be deemed to have been delegated by the Fund’s Board on behalf of such Portfolio(s) responsibility as Foreign Custody Manager with respect to that country and to have accepted such delegation. Following the receipt of Proper Instructions directing the Foreign Custody Manager to close the account of a Portfolio with the Eligible Foreign Custodian selected by the Foreign Custody Manager in a designated country, the delegation by the Board on behalf of such Portfolio to the Custodian as Foreign Custody Manager for that country shall be deemed to have been withdrawn and the Custodian shall immediately cease to be the Foreign Custody Manager with respect to such Portfolio with respect to that country.
     (d) The Foreign Custody Manager may withdraw its acceptance of delegated responsibilities with respect to a designated country upon at least 120 days prior written notice to the Fund.
     4.2 Foreign Sub-Custodians: Foreign Securities Depositories.
     (a) Subject to the provisions of this Section 4, the Foreign Custody Manager may place and maintain the Foreign Assets in the care of a Foreign Sub-Custodian in each country listed on Exhibit B, as amended from time to time. In performing its delegated responsibilities as Foreign Custody Manager to place or maintain Foreign Assets with a Foreign Sub-Custodian, the Foreign Custody Manager shall determine that the Foreign Assets will be subject to reasonable care, based on the standards applicable to custodians in the country in which the Foreign Assets will be held by that Foreign Sub-Custodian, after considering all factors relevant to the safekeeping of such assets, including, without limitation the factors specified in Rule 17f-5(c)(l) under the 1940 Act.
     (b) The Foreign Custody Manager shall determine that the contract governing the foreign custody arrangements with each Foreign Sub-Custodian selected by the Foreign Custody Manager will satisfy the requirements of Rule 17f-5(c)(2).
     (c) In each case in which the Foreign Custody Manager maintains Foreign Assets with a Foreign Sub-Custodian, the Foreign Custody Manager shall establish a system to monitor (i) the appropriateness of maintaining the Foreign Assets with such Foreign Sub-Custodian and (ii) the contract governing the custody arrangements established by the Foreign Custody Manager with the Foreign Sub-Custodian. In the event the Foreign Custody Manager determines that the custody arrangements with any Foreign Sub-Custodian it has selected are no longer appropriate, the Foreign Custody Manager shall notify the Board in accordance with Section 4.3 hereunder.
     (d) For purposes of this Section 4, the applicable Board shall be deemed to have considered and determined, or in the event such Board shall have delegated to the applicable Adviser such duty in accordance with Rule 17f-5, such Adviser shall be deem to have considered and determined, to accept such Country Risk as is incurred by placing and maintaining the Foreign Assets in each country listed on Exhibit B. For these purposes, “Country Risk” means all factors reasonably related to the systemic risk of holding Foreign Assets in a particular country including, but not limited to, such country’s political environment, economic and financial infrastructure, prevailing or developing custody and settlement practices, and laws and regulations applicable to the safekeeping and recovery of Foreign Assets held in custody in that country.

     4.3. Reporting Requirements. The Foreign Custody Manager shall promptly report the withdrawal of the Foreign Assets from any Foreign Sub-Custodian and the placement of such Foreign Assets with another Foreign Sub-Custodian shall promptly notify the Board of any other material change in the foreign custody arrangements of the Portfolios described in this Section 4 after the occurrence of the material change.
     4.4. Representations with respect to Rule 17f-5. The Foreign Custody Manager represents to the Fund that it is a U.S. Bank as defined in Section (a)(7) of Rule 17f-5 under the 1940 Act. The Fund represents to the Custodian that its Board has determined that it is reasonable for such Board to rely on the Custodian to perform the responsibilities delegated pursuant to this Agreement to the Custodian as the Foreign Custody Manager of the Portfolios.
     4.5. Eligible Securities Depositories. The Custodian shall provide the Fund with an analysis of the custody risks associated with maintaining assets with the Foreign Securities Depositories set forth on Exhibit B hereto, in accordance with Section (a)(l)(i)(A) of Rule 17f-7 under the 1940 Act. The Custodian shall monitor such risks on a continuing basis, shall promptly notify the Fund of any material change in such risks, in accordance with Section (a)(l)(i)(B) of Rule 17f-7, and shall promptly withdraw the Fund’s assets from such Depository Foreign Assets and cash deposited with a Foreign Securities Depository will be subject to the laws, rules, statements or principle and practices of such Foreign Securities Depository.
     4.6. Holding Foreign Securities.
     (a) The Custodian shall identify on its books as belonging to the Portfolios the Foreign Securities held by each Foreign Sub-Custodian or Foreign Securities Depository. The Custodian may hold Foreign Securities for all of its customers, including the Portfolios, with any Foreign Sub-Custodian in an account that is identified as belonging to the Custodian for the benefit of its customers, provided however, that (i) the records of the Custodian with respect to Foreign Securities of the Portfolios which are maintained in such account shall identify those securities as belonging to the Portfolios and (ii), to the extent permitted and customary in the market in which the account is maintained, the Custodian shall require that securities so held by the Foreign Sub-Custodian be held separately from any assets of such Foreign Sub-Custodian or of other customers of such Foreign Sub-Custodian.
     (B) Foreign securities shall be maintained in a Foreign Securities Depository in a designated country through arrangements implemented by the Custodian or a Foreign Sub-Custodian, as applicable, in such country.
     4.7. Transactions in Foreign Custody Account.
     (a) The Custodian or a Foreign Sub-Custodian shall release and deliver Foreign Securities of the Portfolios held by the Custodian or such Foreign Sub-Custodian, or in a Foreign Securities Depository account, only upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, and only in the following cases:
          (i) Upon the sale of such Foreign Securities for the Portfolio in accordance with commercially reasonable market practice for institutional customers in the country where such Foreign Securities are held or traded, including, without limitation: (A) delivery against expectation of receiving later payment, provided the Custodian has advised the Fund of such practice in advance; or (B) in the case of a sale effected through a Foreign Securities Depository, in accordance with the rules governing the operation of the Foreign Securities Depository;
          (ii) In connection with any repurchase agreement related to Foreign Securities;
          (iii) To the depository agent in connection with tender or other similar offers for Foreign Securities of the Portfolios;
          (iv) To the issuer thereof or its agent when such Foreign Securities are called, redeemed, retired or otherwise become payable;
          (v) To the issuer thereof, or its agent, for transfer into the name of the Custodian (or the name of the respective Foreign Sub-Custodian or of any nominee of the Custodian or such Foreign Sub-Custodian) or for exchange for a different number of bonds, certificates or other evidence representing the same aggregate face amount or number of units;
          (vi) To brokers, clearing banks or other clearing agents for examination or trade execution in accordance with market custom;
          (vii) For exchange or conversion pursuant to any plan of merger, consolidation, recapitalization, reorganization or readjustment of the securities of the issuer of such securities, or pursuant to provisions for conversion contained in such securities, or pursuant to any deposit agreement;
          (viii) In the case of warrants, rights or similar Foreign Securities, the surrender thereof in the exercise of such warrants, rights or similar securities or the surrender of interim receipts or temporary securities for definitive securities;
          (ix) For delivery as security in connection with any borrowing by the Fund on behalf of a Portfolio requiring a pledge of assets by the Fund on behalf of such Portfolio;
          (x) In connection with trading in options and futures contracts, including delivery as original margin and variation margin;
          (xi) Upon the sale or other delivery of such Foreign Securities (including, without limitation, to one or more Repo Custodians or other sub-custodians authorized pursuant to Section 2.6(b)) in advance of payment therefor, provided that applicable Proper Instructions shall set forth (A) the Foreign Securities to be delivered and (B) the person(s) to whom delivery shall be made;
          (xii) In connection with the lending of Foreign Securities; and
          (xiii) For any other purpose, but only upon receipt of Special Instructions specifying (A) the Foreign Securities to be delivered and (B) the person(s) to whom delivery of such securities shall be made.
     (b) Upon receipt of Proper Instructions, which may be standing instructions when deemed appropriate by the parties, the Custodian shall pay out, or direct the respective Foreign Sub-Custodian or the respective Foreign Securities Depository to pay out, monies of a Portfolio in the following cases only:

          (i) Upon the purchase of Foreign Securities for the Portfolio in accordance with commercially reasonable market practices for institutional customers in the country where such Foreign Securities are held or traded, unless otherwise directed by Proper Instructions, by (A) delivering money to the seller thereof or to a dealer therefor (or an agent for such seller or dealer) against expectation of receiving later delivery of such Foreign Securities, provided the Custodian has advised the Fund of such practice in advance; or (B) in the case of a purchase effected through a Foreign Securities Depository, in accordance with the rules governing the operation of such Foreign Securities Depository;
          (ii) In connection with the conversion, exchange or surrender of Foreign Securities of the Portfolio;
          (iii) For the payment of any expense or liability of the Portfolio, including but not limited to the following payments: interest, taxes, investment advisory fees, transfer agency fees, fees under this Agreement, legal fees, accounting fees, and other operating expenses;
          (iv) For the purchase or sale of foreign exchange or foreign exchange contracts for the Portfolio, including transactions executed with or through the Custodian or its Foreign Sub-Custodians;
          (v) In connection with trading in options and futures contracts, including delivery as original margin and variation margin;
          (vi) Upon the purchase of foreign investments including, without limitation, repurchase agreement transactions involving delivery of Portfolio monies to Repo Custodian(s), in advance of delivery of the purchased securities, provided that applicable Proper Instructions shall set forth (A) the amount of such payment and (B) the person(s) to whom payment shall be made;
          (vii) For payment of part or all of the dividends received in respect of securities sold short;
(viii) In connection with the borrowing or lending of Foreign Securities; and
          (ix) For any other proper purpose, but only upon receipt of Special Instructions specifying (A) the amount of such payment and (B) the person(s) to whom such payment is to be made.
     4.8. Registration of Foreign Securities. The Foreign Securities maintained in the custody of a Foreign Sub-Custodian (other than bearer securities) shall be registered in the name of the applicable Portfolio or in the name of the Custodian or in the name of any Foreign Sub-Custodian or in the name of any nominee of the foregoing, and the Fund on behalf of such Portfolio agrees to hold any such nominee harmless from any liability as a holder of record of such foreign securities. The Custodian or a Foreign Sub-Custodian shall not be obligated to accept securities on behalf of a Portfolio under the terms of this Agreement unless the form of such securities and the manner in which they are delivered are in accordance with reasonable market practice.
     4.9. Bank Accounts. The Custodian shall identify on its books as belonging to the Fund cash (including cash denominated in foreign currencies) deposited with the Custodian.

Where the Custodian is unable to maintain, or market practice does not facilitate the maintenance of, cash on the books of the Custodian, a bank account or bank accounts shall be opened and maintained outside the United States on behalf of a Portfolio with a Foreign Sub-Custodian. All accounts referred to in this Section 4.9 shall be subject only to draft or order by the Custodian (or. if applicable, such Foreign Sub-Custodian) acting pursuant to the terms of this Agreement to hold cash received by or from or for the account of the Portfolio. Cash maintained on the books of the Custodian (including its branches, subsidiaries and affiliates), regardless of currency denomination, is maintained in bank accounts established under, and subject to the laws of, the Commonwealth of Massachusetts.
     4.10. Collection of income. The Custodian shall use reasonable commercial efforts to collect all income and other payments with respect to the Foreign Assets held hereunder to which the Portfolios shall be entitled and shall credit such income, (on contractual payment date or as collected), to the applicable Portfolio. In the event that extraordinary measures are required to collect such income, the Fund and the Custodian shall consult as to such measures and as to the compensation and expenses of the Custodian relating to such measures.
     4.11. Shareholder Voting Rights. With respect to the Foreign Securities held pursuant to this Section 4, the Custodian shall use reasonable commercial efforts to facilitate the exercise of voting and other shareholder rights, subject always to the laws, regulations and practical constraints that may exist in the country where such securities are issued. The Fund acknowledges that local conditions, including lack of regulation, onerous procedural obligations, lack of notice and other factors may have the effect of severely limiting the ability of the Fund to exercise shareholder rights.
     4.12. Communications Relating to Foreign Securities. The Custodian shall transmit promptly to the Fund written information with respect to materials received by the Custodian from the Foreign Sub-Custodians or from issuers of the Foreign Securities being held for the account of the Portfolios (including, without limitation, pendency of calls and maturities of foreign securities and expirations of rights in connection therewith). With respect to tender or exchange offers, the Custodian shall transmit promptly to the Fund written information so received by the Custodian from issuers of the foreign securities whose tender or exchange is sought or from the party (or its agents) making the tender or exchange offer and shall promptly forward to the Foreign Sub-Custodian or the issuer, as applicable, any instructions, forms or other documents as the Custodian shall receive from the Fund in connection therewith. All written communications to the Fund with respect to Foreign Securities shall be in English.
     4.13. Liability in Respect of Foreign Assets.
     (a) Each agreement pursuant to which the Custodian employs a Foreign Sub-Custodian shall meet the requirements set forth in Rule 17f-5 including without limitation the requirement that the Fund will be adequately indemnified and/or its assets adequately insured in the event of loss. At the Fund’s election, the Portfolios shall be entitled to be subrogated to the rights of the Custodian with respect to any claims against a Foreign Sub-Custodian as a consequence of any such loss, damage, cost, expense, liability or claim if and to the extent that the Portfolios have not been made whole for any such loss, damage, cost, expense, liability or claim.
     (b) The Custodian shall be liable for the acts or omissions of a Foreign Sub-Custodian to the same extent as set forth with respect to sub-custodians generally in this Agreement and, regardless of whether assets are maintained in the custody of a Foreign Sub-

Custodian or a Foreign Securities Depository, the Custodian shall not be liable for any loss, damage, cost, expense, liability or claim resulting from nationalization, expropriation, currency restrictions, or acts of war or terrorism. This paragraph shall be subject to the further condition that the Custodian shall have recovered such loss, damage, etc. from the Foreign Subcustodian in Costa Rica, Tunisia, Cyprus, Jamaica, Trinidad and Tobago and such other markets as the Custodian shall notify to the Portfolios in writing from time to time, such writing indicating the reason for such designation.
     (c) Subject to and to the extent of receipt by the Custodian of relevant and necessary information with respect to the Fund and Portfolios that the Custodian has requested, the Custodian shall perform the following services: (i) file claims for exemptions, reductions in withholding taxes, or refunds of any tax with respect to withheld foreign (non-U.S.) taxes in instances in which such claims are appropriate, (ii) provide to the Fund such information received by the Custodian that could, in the Custodian’s reasonable belief, assist the Fund in the submission of any reports or returns with respect to taxes, and (iii) provide such other services with respect to tax obligations as may be from time to time requested by the Fund and agreed to by the Custodian, including preparation and filing of tax returns and reports and payment of amounts due to the extent funded. Except as specifically provided in this Agreement or otherwise agreed to in writing by the Custodian, the Custodian shall have no independent obligation to determine the tax obligations now or hereafter imposed on the Fund by any taxing authority or to obtain or provide information relating thereto, and shall have no obligation or liability with respect to such tax obligations. The Fund agrees that the Custodian is authorized to deduct from any cash received or credited to the account of a Portfolio any taxes or levies required by any tax or other governmental authority having jurisdiction in respect of such Portfolio’s transactions, and that the Custodian is authorized to disclose any information required by any such tax or other governmental authority in relation to processing any claim for exemption from or reduction or refund of any taxes relating to Portfolio transactions and holdings.
5. PAYMENTS FOR SALES OR REPURCHASES OR REDEMPTIONS OF SHARES.
     (a) The Custodian shall receive from the distributor of the Shares or from the Transfer Agent and deposit into the account of the appropriate Portfolio such payments as are received for Shares thereof issued or sold from time to time by the a Fund. The Custodian will provide timely notification to the Fund on behalf of each such Portfolio and the Transfer Agent of any receipt by it of payments for Shares of such Portfolio.
     (b) From such funds as may be available for the purpose, the Custodian shall, upon receipt of instructions from the Transfer Agent, make funds available for payment to holders of Shares who have delivered to the Transfer Agent a request for redemption or repurchase of their Shares. In connection with the redemption or repurchase of Shares, the Custodian is authorized upon receipt of instructions from the Transfer Agent to wire funds to or through a commercial bank designated by the redeeming shareholders. In connection with the redemption or repurchase of Shares, the Custodian shall honor checks drawn on the Custodian by a holder of Shares, which checks have been furnished by the Fund to the holder of Shares, when presented to the Custodian in accordance with such procedures and controls as are mutually agreed upon from time to time between the Fund and the Custodian.
6. COMPENSATION OF CUSTODIAN The Custodian shall be entitled to compensation for its services and expenses as Custodian as set forth on Exhibit C annexed hereto.

7. ONLINE SERVICES AND CASH ACCOUNT TERMS. This agreement shall be subject to the terms of EXHIBITS C and D governing respectively on-line delivery of services and cash accounts.
8. STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION
     (a) In performing the responsibilities delegated to it under this Agreement (including without limitation in regard to its capacity as Foreign Custody Manager), the Custodian agrees to exercise the reasonable care, diligence and expertise of a professional custodian having responsibility for the safekeeping of assets of investment companies registered under the 1940 Act, and shall not be liable for any damages arising out of the Custodian’s performance of or failure to perform its duties under this Agreement except to the extent such damages arise directly from the Custodian’s willful misfeasance, bad faith, negligence or otherwise from a breach of this Agreement.
     (b) Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) the Custodian shall not be liable so long as and to the extent that it is in the exercise of reasonable care, for any defect in the title, validity or genuineness of any property or in the evidence of title thereto received by it or delivered by it pursuant to this Agreement, (ii) the Custodian shall not be liable for losses suffered by the Fund due to factors beyond the Custodian’s reasonable control (including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots, terrorism, nationalization or expropriation, currency restrictions, or failure of the mails, transportation, communication or power supply), provided that the Custodian has acted in accordance with the provisions of Section 2.11 above and the standard of care set forth above in this Section 8. Further, the Custodian shall not be liable for the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction.
     (c) The Custodian shall be entitled to receive at its own expense and act upon advice of counsel on all matters, and shall not be liable for any action taken or omitted in good faith pursuant to the advice of counsel for the Fund or (at the expense of the Custodian) such other counsel as the Fund and the Custodian may agree upon.
     (d) The Fund shall indemnify and hold harmless the Custodian and its affiliates from all taxes, charges, assessments, claims and liabilities (including, without limitation, liabilities arising under the Federal Securities Laws and any state or foreign securities and blue sky laws, and amendments thereto), and expenses, including without limitation reasonable attorneys’ fees and disbursements, arising directly from any action or omission to act which the Custodian or its affiliate takes in accordance with the terms of this Agreement; provided that the Custodian and its affiliates shall not be indemnified against any liability (or any expenses incident to such liability) to the extent arising out of the Custodian’s or any of its affiliates’ own willful misfeasance, bad faith, negligence or breach of this Agreement.
     (e) The Custodian shall indemnify and hold harmless the Fund from all taxes, charges, assessments, claims and liabilities arising from the Custodian’s obligations pursuant to this Agreement (including, without limitation, liabilities arising under the Federal Securities Laws, and any state and foreign securities and blue sky laws, and amendments thereto) and expenses, including without limitation reasonable attorneys’ fees and disbursements, to the extent arising directly out of the Custodian’s or any of its affiliates’ own willful misfeasance, bad faith, negligence or breach of this Agreement. The Custodian agrees to provide the Fund with certificates of insurance for errors and omissions insurance and fidelity bonds, and agrees to provide updated certificates annually or as requested by the Fund.

     (f) In order that the indemnification provisions contained in this Section 8 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.
     (h) The provisions of this Section 8 shall survive termination of this Agreement.
9. DURATION AND TERMINATION.
     (a) This Agreement shall be effective on the date first written above and shall continue for a period of three (3) years (the “Initial Term”). Following the Initial Term, this Agreement shall automatically renew for two (2) successive one (1) year terms (the “Renewal Term”) unless terminated by either party pursuant to at least ninety (90) days written notice to the other party prior to the termination of such Renewal Term.
     (b) Notwithstanding the preceding clause (a) of this Section 10, the Fund may terminate the services of the Custodian under this Agreement by providing thirty (30) days written notice in the event that the Custodian (i) shall fail in any material respect to perform its duties and obligations hereunder pursuant to the applicable standard of care set forth herein, the Fund shall have given written notice thereof, and such material failure shall not have been remedied to the reasonable satisfaction of the Fund within thirty (30) days after such written notice is received, or (ii) shall have ceased to be qualified as a custodian under the 1940 Act, shall be indicted for a crime or become subject of a governmental investigation, shall commence any bankruptcy or insolvency proceeding or have such a proceeding initiated against it which shall not be dismissed within 60 days, or shall suffer any other material adverse change in its condition, operations or professional reputation that is determined by the Fund in their reasonable discretion to threaten the continuing performance of services hereunder or the reputation of the Fund. In any case of termination by reason of default, such termination shall not constitute a waiver of any other rights the Fund may have hereunder.
     (c) Termination of this Agreement with respect to the coverage of the Fund or any one Portfolio shall in no way affect the rights and duties under this Agreement with respect to the Fund or any other Portfolio.
     (d) Upon termination of the Agreement or termination of its coverage with respect to the Fund or any Portfolio, the Fund shall pay to the Custodian such compensation and reimbursement of costs as may have accrued to the effective date of such termination (or with respect to the Fund with respect to a coverage termination).
     (e) If a successor custodian for one or more Portfolios shall be appointed by the applicable Board, the Custodian shall, upon termination and receipt of Proper Instructions, deliver to such successor custodian, duly endorsed and in the form for transfer, all securities of each applicable Portfolio then held by it hereunder and shall transfer to an account of the successor custodian all of the securities of each such Portfolio held in a Securities System or at the Underlying Transfer Agent. If no such successor custodian shall be appointed, the Custodian shall, in like manner, upon receipt of Proper Instructions, transfer such securities, funds and other properties in accordance with such resolution. In the event that no Proper Instructions designating a successor custodian or alternative arrangements shall have been delivered to the Custodian on or before the date when such termination shall become effective, then the Custodian shall have the right to deliver to a bank or trust company, which is a “bank” as defined in the 1940 Act, doing business in Boston, Massachusetts or New York, New York, of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $500,000,000, all securities, funds and other properties held by the Custodian on behalf of each applicable Portfolio and all instruments held by the Custodian relative thereto and all other property held by it under this Agreement on behalf of each applicable Portfolio, and to transfer to an account of such successor custodian all of the securities of each such Portfolio held in any Securities System or at the Underlying Transfer Agent. Thereafter, such bank or trust company shall be the successor of the Custodian under this Agreement. All expenses associated with the transfer of custody hereunder upon termination hereof shall be borne by the Custodian (except as may be specifically agreed in writing by the Fund in relation to special arrangements.
     (f) In the event that securities, funds and other properties remain in the possession of the Custodian after the date of termination hereof owing to failure of the Fund to provide Proper Instructions as aforesaid, the Custodian shall be entitled to fair compensation for its services during such period as the Custodian retains possession of such securities, funds and other properties and the provisions of this Agreement relating to the duties and obligations of the Custodian shall remain in full force and effect.
     (g) Notwithstanding any provision of this Section 10 to the contrary, in the event that this Agreement is terminated in its entirety, the parties agree that this Agreement shall remain in full force and effect for such extended period of time, not to exceed in any event one year, as the parties mutually agree is necessary for the Custodian to deliver the books and records and any other properties of the Fund held hereunder by the Custodian to a successor custodian in an orderly manner.
     (h) Any termination of services under this Agreement shall not affect the rights and obligations of the parties under Sections 8 and 10 hereof.
10. CONFIDENTIALITY.
     (a) The Custodian agrees to keep confidential, and to cause its employees and agents to keep confidential, all records of the Fund and information relating to the Fund, including without limitation information as to their respective shareholders and their respective portfolio holdings, unless the release of such records or information is otherwise consented to, in writing, by the Fund; provided, however, the Custodian and any agent may transfer of disclose any such information as required by any law, court, regulator or legal process. To the extent legally permissible, the Custodian shall give the Fund prior notice of any disclosure required by such legal requirement or proceeding. Unless prohibited by law, the Fund authorizes the transfer or disclosure of any information relating to the Fund or any Portfolio to and between the branches, subsidiaries, representative offices, affiliates and agents of the Custodian and third parties selected by any of them, wherever situated, for confidential use in connection with the provision of services to the Fund (including for data processing, statistical and risk analysis purpose. Notwithstanding the foregoing, the Custodian may aggregate Fund or Portfolio data with similar data of other customers of the Custodian (“Aggregated Data”) and may use Aggregated Data for purposes of constructing statistical models so long as such Aggregated Data represents such a sufficiently large sample that no Fund or Portfolio data can be identified either directly or by inference or implication.
     (b) Notwithstanding any provision herein to the contrary, each party hereto agrees that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “GLB Act”), disclosed or otherwise made accessible by a party hereunder is for the specific purpose of permitting the other party to perform its duties as set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and the GLB Act and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement to any other party, except to the extend as necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the GLB Act.
     (c) Without limiting the generality of the preceding clause (a), the Custodian acknowledges and agrees that the Fund is prohibited by law from making selective public disclosure of information regarding portfolio holdings, that disclosure of any and all such information to the Custodian hereunder is made strictly under the conditions of confidentiality set forth in this Section 10 and solely for the purposes of the performance of custodial services hereunder, that any misuse of such information (including without limitation any disclosure to others by the Custodian or any of its employees or agents, or any trading on the basis of such information by anyone in receipt of such information) may constitute a criminal offense of trading on or tipping of material inside information regarding publicly traded securities, that access to any and all such information regarding portfolio holdings of the Fund should be restricted to those persons needing such information in the course of the performance of duties hereunder, and that the Custodian shall apprise all such persons having access of the obligation hereunder and under applicable law to prevent unauthorized disclosure of such confidential information.
     (d) The Custodian acknowledges and agrees that any breach or threatened breach of this Section 10 would cause not only financial damage, but irreparable harm to the Fund; for which money damages will not provide an adequate remedy. Accordingly, in the event of a breach or threatened breach of this Section 10, the Fund shall (in addition to all other rights and remedies they may have pursuant to this Agreement, including without limitation Section 8(f), and at law and in equity) be entitled to an injunction, without the necessity of posting any bond or surety, to restrain disclosure or misuse, in whole or in part, of any Confidential Information.
11. NOTICES.
     (a) All notices and other communications, excluding Written Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered. Notices shall be addressed, if to the Custodian, at:
Brown Brothers Harriman & Co.
40 Water Street
Boston Massachusetts 02109

Attn: Managing Partner—Investor Services
if to the Fund, at:
Citigroup Capital Markets Funds
           Attention: Chief Operating Officer
c/o Morgan Stanley Smith Barney
2000 Westchester Avenue
Purchase, NY 10577
or at such other address as shall have been provided by like notice to the sender of any such notice or other communication by the other party.
12. FUND AS A PARTY; LIMITATION ON FUND LIABILITIES.
     (a) The Custodian acknowledges and agrees that the obligations assumed by the Fund hereunder shall be limited in all cases to the assets of the Fund and that the Custodian may not seek satisfaction of any such obligation from the officers, agents, employees, trustees, directors or shareholders of the Fund. With respect to the Fund organized as a Massachusetts business trust or other business trust (or Portfolio thereof) where the trustees, officers, employees or shareholders of such business trust (or Portfolio thereof) may be held personally liable for its obligations, the Custodian acknowledges and agrees that, to the extent such trustees or officers are regarded as entering into this Agreement, they do so only as trustees or officers and not individually and that the obligations of this Agreement are not binding upon any such trustee, officer, employee or shareholder individually, but are binding only upon the assets and property of the Fund (or Portfolio thereof). The Custodian hereby agrees that such trustees, officers, employees or shareholders shall not be personally liable under this Agreement and that the Custodian shall look solely to the property of the Fund (or Portfolio thereof) for the performance of the Agreement or payment of any claim under the Agreement.
     (b) This Agreement is an agreement entered into between the Custodian and the Fund with respect to each Portfolio. With respect to any obligation of the Fund on behalf of any Portfolio arising out of this Agreement, the Custodian shall look for payment or satisfaction of such obligation solely to the assets of the Portfolio to which such obligation relates with the same effect as if the Custodian had separately contracted with the Fund by separate written instrument with respect to each Portfolio.
     (c) Additional investment companies (each a “New Fund”) may from time to time become parties as the Fund to this Agreement by delivery to the Custodian of (i) an instrument of adherence agreeing to become bound by and party to this Agreement executed by any such New Fund on behalf of each of its series or portfolios, (ii) an amendment and restatement of Exhibit A setting forth the appropriate information as to such New Fund and its series or portfolios, and (iii) Completion of account opening documentation required by the Custodian.
13. MISCELLANEOUS.
     (a) This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

     (b) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by either party, nor may the duties of either party hereunder be delegated, without the prior written consent of the other party.
     (c) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement and all exhibits, appendices, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
     (d) Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.
     (e) This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.
     (f) The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
     (g) This Agreement shall be deemed to be a contract made in the State of New York and governed by New York law, without regard to principles of conflicts of law.
     (h) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of the date first above-written.

CONSULTING GROUP CAPITAL MARKET FUNDS ON BEHALF OF THE PORTFOLIOS IDENTIFIED ON EXHIBIT A HERETO
By:	/s/ Alison LeMieux
	Name:	Alison LeMieux
	Title:	COO, CGCM Funds

Brown Brothers Harriman & Co.
By:	/s/ Hugh B. Bolton
	Name:	Hugh B. Bolton
	Title:	Senior Vice President

List of Exhibits

Exhibit A:	List of Portfolios
Exhibit B:	Foreign Securities Depositories and Foreign Sub-Custodians
Exhibit C:	Electronic and On-Line Services
Exhibit D:	Funds Transfer Services
Exhibit E:	Custodian Compensation Schedule

EXHIBIT A
LIST OF PORTFOLIOS
Large Capitalization Growth Investments
Large Capitalization Value Equity Investments
Small Capitalization Growth Investments
Small Capitalization Value Equity Investments
International Equity Investments
Emerging Markets Equity Investments
Core Fixed Income Investments
High Yield Investments
International Fixed Income Investments
Municipal Bond Investments
Money Market Investments

COUNTRY
DEPOSITORIES	CITY	SUBCUSTODIAN
INDONESIA	JAKARTA	CITIBANK, N.A. — JAKARTA BRANCH	BI KSEI

IRELAND UK & Ltd.	LONDON	CITIBANK, N.A. — LONDON BRANCH	CBISSO Euroclcar Ireland

ISRAEL	TEL AVIV	BANK HAPOALIM BM	TASECH

ITALY Titoli SpA	MILAN	SOCIETE GENERALE SECURITIES SERVICES SPA. (SGSS SPA.)	Monte

JAPAN	TOKYO	THE BANK OF TOKYO-MITSUBISHI UFJ LTD. (BTMU)	BoJ JASDHC, Inc.

COUNTRY
DEPOSITORIES	CITY	SUBCUSTODIAN
JORDAN	WESTERN AMMAN	HSBC BANK MIDDLE EAST LIMITED — JORDAN BRANCH FOR THE HONGKONG AND SHANGHAI BANKING CORPORATION LTD. (HSBC)	SDC

KOREA	SEOUL	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED — KOREA BRANCH	KSD

LUXEMBOURG	LUXEMBOURG	KBL EUROPEAN PRIVATE BANKERS S.A.	CBL

MALAYSIA	KUALA	HSBC BANK MALAYSIA BERHAD (HBMB) FOR THE HONGKONG AND SHANGHAI BANKING CORPORATION LTD. (HSBC)	BMDep BNM

MEXICO	MEXICO CITY	BANCO SANTANDER (MEXICO) S.A. FOR BANCO SANTANDER, S.A. AND BANCO SANTANDER (MEXICO) S.A.	Indeval

MOROCCO	CASABLANCA	CITIBANK MAGHREB FOR CITIBANK, N.A.	Maroclear

NETHERLANDS Nederland	AMSTERDAM	BNP PARIBAS SECURITIES SERVICES — PARIS BRANCH	Euroclear

NEW ZEALAND	AUCKLAND	THE HONGKONG AND SHANGHAI BANKING CORPORATON LIMITED (HSBC) — NEW ZEALAND BRANCH	NZClear

NIGERIA	LAGOS	STANBIC IBTC BANK PLC FOR STANDARD BANK OF SOUTH AFRICA LIMITED	CSCS

NORWAY	OSLO	DNB BANK NOR ASA	VPS

PAKISTAN	KARACHI	STANDARD CHARTERED BANK (PAKISTAN) LIMITED FOR STANDARD CHARTERED BANK (SCB)	CDC SBP

PERU ICILV S.A.	LIMA	CITIBANK DEL PERU SA FOR CITIBANK. N.A.	CAVALI

PHILIPPINES	MANILA	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED (HSBC) — PHILIPPINE BRANCH	PDTC RoSS

POLAND	WARSAW	BANK HANDLOWY W WARSZAWIE SA (BHW) FOR CITIBANK NA	CRTB NDS

PORTUGAL	LISBON	BNP PARIBAS SECURITIES SERVICES — PARIS BRANCH	CVM

RUSSIA	MOSCOW	ING BANK (EURASIA) ZAO FOR ING BANK (EURASIA) ZAO AND ING BANK N.V.	DCC NDC VTB

SINGAPORE	SINGAPORE	THE HONGKONG AND SHANGHAI BANKING CORPORATON LIMITED (HSBC) — SINGAPORE BRANCH	CDP MAS

SLOVAKIA	BRATISLAVA	ING BANK NV — BRATISLAVA BRANCH	CSD

SOUTH AFRICA	JOHANNESBURG	STANDARD BANK OF SOUTH AFRICA LIMITED (SBSA)	STRATE

SPAIN	MADRID	SOCIÉTÉ GÉNÉRALE SUCURSAL EN ESPAÑA S.A.	Iberclear

SRI LANKA	COLOMBO	THE HONGKONG AND SHANGHAI BANKING CORPORATON LIMITED (HSBC) — SRI LANKA BRANCH	CDS

SWEDEN Sweden AB	STOCKHOLM	SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)	Euroclear

SWITZERLAND	ZÜRICH	UBS AG	SIS

TAIWAN	TAIPEI	BANK OF TAIWAN	CBC TDCC

THAILAND	BANGKOK	THE HONGKONG AND SHANGHAI BANKING CORPORATON LIMITED (HSBC) — THAILAND BRANCH	TSD

COUNTRY
DEPOSITORIES	CITY	SUBCUSTODIAN
TRANSNATIONAL	BOSTON/NY	BROWN BROTHERS HARRIMAN & CO. (BBH&CO.)	CBL Euroclear

TURKEY	ISTANBUL	CITIBANK ANONIM SIRKETI FOR CITIBANK, N.A.	CBT
		***May require additional documentation prior to investment. ***	CRA

UNITED ARAB EMIRATES	DUBAI	HSBC BANK MIDDLE EAST LIMITED (DIFC) BRANCH FOR THE HONGKONG AND SHANGHAI BANKING CORPORATION LTD. (HSBC)	ADSM DFM

UNITED UK& Ltd.	LONDON	HSBC BANK PLC	DIFX Euroclear Ireland

EXHIBIT C
ELECTRONIC AND ON-LINE SERVICES
1.	General Terms.
You will be granted access to our suite of online products, which may include, but shall not be limited to the following services via the Internet or dial-up connection (each separate service is a Service; collectively referred to as the Services):
1.1.	BIDS® and BIDS WorldView, a system for effectuating securities and fund trade instruction and execution, processing and handling instructions, and for the input and retrieval of other information;

1.2.	F/X WorldView, a system for executing foreign exchange trades;

1.3.	Fund WorldView, a system for receiving fund and prospectus information;

1.4.	BBHCOnnect, a system for placing securities trade instructions and following the status and detail of trades;

1.5.	ActionViewSM, a system for receiving certain corporate action information;

1.6.	Risk View, an interactive portfolio risk analysis tool; and

1.7.	Such other services as we shall from time to time offer.
2.	Security / Passwords.
2.1.	A digital certificate and/or an encryption key may be required to access certain Services. You may apply for a digital certificate and/or an encryption key by following the procedures set forth at http://www.bbh.com/certs/. You also will need an identification code (ID) and password(s) (Password) to access the Services.

2.2.	You agree to safeguard your digital certificate and/or encryption key, ID, and Password and not to give or make available, intentionally or otherwise, your digital certificate, ID, and/or Password to any unauthorized person. You must immediately notify us in writing if you believe that your digital certificate and/or encryption key, Password, or ID has been compromised or if you suspect unauthorized access to your account by means of the Services or otherwise, or when a person to whom a digital certificate and/or an encryption key, Password, or ID has been assigned leaves or is no longer permitted to access the Services.

2.3.	We will not be responsible for any breach of security, or for any unauthorized trading or theft by any third party, caused by your failure (be it intentional, unintentional, or negligent) to maintain the confidentiality of your ID and/or Password and/or the security of your digital certificate and/or encryption key.
3.	Instructions.

3.1.	Proper instructions under this Schedule shall be provided as designated in the Agreement to which this Exhibit is attached. (Instructions).

3.2.	The following additional provisions apply to Instructions provided via the Services:
a.	Instructions sent by electronic mail will not be accepted or acted upon.

b.	You authorize us to act upon Instructions received through the Services utilizing your digital certificate, ID, and/or Password as though they were duly authorized written instructions, without any duty of verification or inquiry on our part, and agree to hold us harmless for any losses you experience as a result.

c.	From time to time, the temporary unavailability of third party telecommunications or computer systems required by the Services may result in a delay in processing Instructions. In such an event, we shall not be liable to you or any third party for any liabilities, losses, claims, costs, damages, penalties, fines, obligations, or expenses of any kind (including without limitation, reasonable attorneys’, accountants’, consultants’, or experts’ fees and disbursements) that you experience due to such a delay.
4.	Electronic Documents.
We may make periodic statements, disclosures, notices, and other documents available to you electronically, and, subject to any delivery and receipt verification procedures required by law, you agree to receive such documents electronically and to check the statements for accuracy. If you believe any such statement contains incorrect information, you must follow the procedures set forth in the Agreement to which this Exhibit is attached.
5.	Malicious Code.
You understand and agree that you will be responsible for the introduction (by you, your employees, agents, or representatives) into the Services, whether intentional or unintentional, of (i) any virus or other code, program, or sub-program that damages or interferes with the operation of the computer system containing the code, program or sub-program, or halts, disables, or interferes with the operation of the Services themselves; or (ii) any device, method, or token whose knowing or intended purpose is to permit any person to circumvent the normal security of the Services or the system containing the software code for the Services (Malicious Code). You agree to take all necessary actions and precautions to prevent the introduction and proliferation of any Malicious Code into those systems that interact with the Services.
6.	Service Scope.
You agree that the Services are comprised of telecommunications and computer systems, and that it is possible that Instructions, information, transactions, or account reports might be added to, changed, or omitted by electronic or programming malfunction, unauthorized access, or other failure of the systems which comprise the Services, despite the security features that have been designed into the Services. You agree that we will not be liable for any action taken or not taken in complying with the terms of this Schedule, except for our willful misconduct or gross negligence. The provisions of this paragraph shall survive the termination of this Schedule and the Agreement to which this Exhibit is attached.

7.	Payment.
You may be charged for services hereunder as set forth in a fee schedule from time to time agreed by us.
8.	Term/Termination.
8.1.	This Schedule is effective as of the date you sign it or first use the Services, whichever is first, and continues in effect until such time as either you or we terminate the Schedule in accordance with this Section 8 and/or until your off-line use of the Services is terminated.

8.2.	We may terminate your access to the Services at any time, for any reason, with five (5) business days prior notice; provided that we may terminate your access to the Services with no prior notice (i) if your account with us is closed, (ii) if you fail to comply with any of the terms of this Agreement, (iii) if we believe that your continued access to the Services poses a security risk, or (iv) if we believe that you are violating or have violated applicable laws, and we will not be liable for any loss you may experience as a result of such termination. You may terminate your access to the Services at any time by giving us ten (10) business days notice. Upon termination, we will cancel all your Passwords and IDs and any in-process or pending Instructions will be carried out or cancelled, at our sole discretion.

EXHIBIT D
FUNDS TRANSFER SERVICES
1. Execution of Payment Orders. Brown Brothers Harriman & Co. (the Custodian) is hereby instructed to execute each payment order, whether denominated in United States dollars or other applicable currencies, received by the Custodian in the Fund’s name as sender and authorized and confirmed by an Authorized Person as defined in a Custodian Agreement dated as of                , 2006 by and between the Custodian and the Fund, as amended or restated from time thereafter (the Agreement), provided that the Fund has sufficient available funds on deposit in a Principal Account as defined in the Agreement and provided that the order (i) is received by the Custodian in the manner specified in this Funds Transfer Services Schedule or any amendment hereafter; (ii) complies with any written instructions and restrictions of the Fund as set forth in this Funds Transfer Services Schedule or any amendment hereafter; (iii) is authorized by the Fund or is verified by the Custodian in compliance with a security procedure set forth in Paragraph 2 below for verifying the authenticity of a funds transfer communication sent to the Custodian in the name of the Fund or for the detection of errors set forth in any such communication; and (iv) contains sufficient data to enable the Custodian to process such transfer.
2. Security Procedure. The Fund hereby elects to use the procedure selected below as its security procedure (the Security Procedure). The Security Procedure will be used by the Custodian to verify the authenticity of a payment order or a communication amending or canceling a payment order. The Custodian will act on instructions received provided the instruction is authenticated by the Security Procedure. The Fund agrees and acknowledges in connection with (i) the size, type and frequency of payment orders normally issued or expected to be issued by the Fund to the Custodian, (ii) all of the security procedures offered to the Fund by the Custodian, and (iii) the usual security procedures used by customers and receiving banks similarly situated, that authentication through the Security Procedure shall be deemed commercially reasonable for the authentication of all payment orders submitted to the Custodian. The Fund hereby elects (please choose one) the following Security Procedure as described below:
[ ]	BIDS and BIDS Worldview Payment Products. BIDS and BIDS Worldview Payment Products, are on-line payment order authorization facilities with built-in authentication procedures. The Custodian and the Fund shall each be responsible for maintaining the confidentiality of passwords or other codes to be used by them in connection with BIDS. The Custodian will act on instructions received through BIDS without duty of further confirmation unless the Fund notifies the Custodian that its password is not secure.
[ ]	SWIFT. The Custodian and the Fund shall comply with SWIFT’s authentication procedures. The Custodian will act on instructions received via SWIFT provided the instruction is authenticated by the SWIFT system.

[ ]	Tested Telex. The Custodian will accept payment orders sent by tested telex, provided the test key matches the algorithmic key the Custodian and Fund have agreed to use.
[ ]	Computer Transmission. The Custodian is able to accept transmissions sent from the Fund’s computer facilities to the Custodian’s computer facilities provided such transmissions are encrypted and digitally certified or are otherwise authenticated in a reasonable manner based on available technology. Such procedures shall be established in an operating protocol between the Custodian and the Fund.

[ ]	Telefax Instructions. A payment order transmitted to the Custodian by telefax transmission shall transmitted by the Fund to a telephone number specified from time to time by the Custodian for such purposes. If it detects no discrepancies, the Custodian will then either:
1.	If the telefax requests a repetitive payment order, the Custodian may call the Fund at its last known telephone number, request to speak to the Fund or Authorized Person, and confirm the authorization and the details of the payment order (a Callback); or

2.	If the telefax requests a non-repetitive order, the Custodian will perform a Callback.
All faxes must be accompanied by a fax cover sheet which indicates the sender’s name, company name, telephone number, fax number, number of pages, and number of transactions or instructions attached.
[ ]	Telephonic. A telephonic payment order shall be called into the Custodian at the telephone number designated from time to time by the Custodian for that purpose. The caller shall identify herself/himself as an Authorized Person. The Custodian shall obtain the payment order data from the caller. The Custodian shall then:

1.	If a telephonic repetitive payment order, the Custodian may perform a Callback; or

2.	If a telephonic non-repetitive payment order, the Custodian will perform a Callback.
In the event the Fund chooses a procedure which is not a Security Procedure as described above, the Fund agrees to be bound by any payment order (whether or not authorized) issued in its name and accepted by the Custodian in compliance with the procedure selected by the Fund.
3. Rejection of Payment Orders. The Custodian shall give the Fund timely notice of the Custodian’s rejection of a payment order. Such notice may be given in writing or orally by telephone, each of which is hereby deemed commercially reasonable. In the event the Custodian fails to execute a properly executable payment order and fails to give the Fund notice of the Custodian’s non-execution, the Custodian shall be liable only for the Fund’s actual damages and only to the extent that such damages are recoverable under UCC 4A (as defined in Paragraph 7 below). Notwithstanding anything in this Funds Transfer Services Schedule and the Agreement to the contrary, the Custodian shall in no event be liable for any consequential or special damages under this Funds Transfer Services Schedule, whether or not such damages relate to services covered by UCC 4A, even if the Custodian has been advised of the possibility of such damages. Whenever compensation in the form of interest is payable by the Custodian to the Fund pursuant to this Funds Transfer Services Schedule, such compensation will be payable in accordance with UCC 4A.
4. Cancellation of Payment Orders. The Fund may cancel a payment order but the Custodian shall have no liability for the Custodian’s failure to act on a cancellation instruction unless the Custodian has received such cancellation instruction at a time and in a manner affording the Custodian reasonable opportunity to act prior to the Custodian’s execution of the order. Any cancellation shall be sent and confirmed in the manner set forth in Paragraph 2 above.
5. Responsibility for the Detection of Errors and Unauthorized Payment Orders. Except as may be provided, the Custodian is not responsible for detecting any Fund error contained in any payment order sent by the Fund to the Custodian. In the event that the Fund’s payment order to the Custodian either (i) identifies the beneficiary by both a name and an identifying or bank account number and the name and number identify different persons or entities, or (ii) identifies any bank by both a name and an identifying number and the number identifies a person or entity different from the bank identified by name, execution of the payment order, payment to the beneficiary, cancellation of the payment order or actions taken by any bank in respect of such payment order may be made solely on the basis of the number. The Custodian shall not be liable for interest on the amount of any payment order that was not authorized or was erroneously executed unless the Fund so notifies the Custodian within thirty (30) business days following the Fund’s receipt of notice that such payment order had been processed. If a payment order in the name of the Fund and accepted by the Custodian was not authorized by the Fund, the liability of the parties will be governed by the applicable provisions of UCC 4A.
6. Laws and Regulations. The rights and obligations of the Custodian and the Fund with respect to any payment order executed pursuant to this Funds Transfer Services Schedule will be governed by any applicable laws, regulations, circulars and funds transfer system rules, the laws and regulations of the United States of America and of other relevant countries including exchange control regulations and limitations on dealings or other sanctions, and including without limitation those sanctions imposed under the law of the United States of America by the Office of Foreign Assets Control. Any taxes, fines, costs, charges or fees imposed by relevant authorities on such transactions shall be for the account of the Fund.
7. Miscellaneous. All accounts opened by the Fund or its authorized agents at the Custodian subsequent to the date hereof shall be governed by this Funds Transfer Schedule. All terms used in this Funds Transfer Services Schedule shall have the meaning set forth in Article 4A of the Uniform Commercial Code as currently in effect in the State of New York (UCC 4A) unless otherwise set forth herein. The terms and conditions of this Funds Transfer Services Schedule are in addition to, and do not modify or otherwise affect, the terms and conditions of the Agreement and any other agreement or arrangement between the parties hereto.
8. Indemnification. The Custodian does not recommend the sending of instructions by telefax or telephonic means as provided in Paragraph 2. BY ELECTING TO SEND INSTRUCTIONS BY TELEFAX OR TELEPHONIC MEANS, THE FUND AGREES TO INDEMNIFY THE CUSTODIAN AND ITS PARTNERS, OFFICERS AND EMPLOYEES FOR ALL LOSSES THEREFROM.

     OPTIONAL: The Custodian will perform a Callback if instructions are sent by telefax or telephonic means as provided in Paragraph 2. THE FUND MAY, AT ITS OWN RISK AND BY HEREBY AGREEING TO INDEMNIFY THE CUSTODIAN AND ITS PARTNERS, OFFICERS AND EMPLOYEES FOR ALL LOSSES THEREFROM, ELECT TO WAIVE A CALLBACK BY THE CUSTODIAN BY INITIALLING HERE:____

EXHIBIT E
CUSTODIAN COMPENSATION SCHEDULE
A. Custody Pricing

I. U.S. Custody Charges
Annual Asset Charge

All Assets	0.19 basis points

Transaction Charges

All U.S. Transaction Charges*	$3.75

*	Includes DTC, FED, wires, book transfers, derivatives, repos, commercial paper, maturity collections, paydowns and corrections.

Annual Account Minimum Charges

Fund Minimum	$10,000

Minimums do not apply if, on an annualized basis, aggregate relationship level charges exceed the account minimum charges.
II. Non-US Asset Custody Fee Schedule

Market	Asset Charge	Transaction	Market	Asset Charge	Transaction
Australia	2.00	20.00	Italy	3.00	25.00
Austria	5.00	50.00	Japan	1.75	15.00
Belgium	4.00	30.00	Korea, South	4.50	15.00
Brazil	9.00	25.00	Malaysia	9.00	35.00
Canada	1.25	10.00	Mexico	6.75	20.00
Chile	15.00	45.00	Netherlands	4.00	17.00
China	10.00	65.00	New Zealand	5.00	35.00
Colombia	45.00	125.00	Norway	4.00	39.00
Czech Republic	17.00	45.00	Pakistan	15.00	75.00
Denmark	3.00	35.00	Philippines	7.00	45.00
Egypt	19.00	45.00	Poland	29.00	55.00
Estonia	45.00	75.00	Portugal	8.00	35.00
Euroclear	1.50	15.00	Russia	27.00	85.00
Finland	4.00	20.00	Singapore	5.00	25.00
France	1.00	17.00	South Africa	7.00	17.00
Germany	1.25	11.00	Spain	3.00	30.00
Greece	12.00	35.00	Sri Lanka	25.00	85.00
Hong Kong	3.75	20.00	Sweden	5.00	40.00
Hungary	23.00	55.00	Switzerland	3.00	25.00
India	12.00	37.00	Taiwan	7.00	30.00
Indonesia	9.00	30.00	Thailand	5.00	25.00
Ireland	6.00	40.00	Turkey	15.00	35.00
Israel	20.00	55.00	United Kingdom	0.90	8.00

III.	Securities Lending
Revenue Split

CIAS	85%
BBH	15%
BBH will offer a 25% custody fee discount upon commencement of an agency securities lending program with BBH.
IV.	Out of Pocket Expenses
BBH will cap the out of pocket charges for the CGCM funds at one-tenth of 1.5 basis points on total assets. Based on a CGCM current market value of $6.8 billion, out of pocket charges would therefore be capped at $102,000.00 annually.
BBH out of pocket charges may include, but are not limited to, postage, courier and overnight mail charges, telephone and telecommunication charges including fax charges, pricing service charges, record retention, retrieval and destruction costs, locally mandated charges, sub-custodian communications expenses, telex expenses, audit reporting expenses, direct expenses such as stamp duties, foreign investor registration, commissions, dividend and income collection charges, proxy charges, taxes, certificate fees, special handling, transfer, withdrawal, Euroclear deposit and withdrawal charges, holding charges and registration fees, and other expenses as agreed to by the parties from time to time.
BBH reserves the right to review excessive expenses covered on behalf of the funds if not in line with industry standards.
V.	Billing
Annual fees paid monthly in arrears in U.S. dollars.

December 23, 2010
Brown Brothers Harriman & Co.
40 Water Street
Boston, MA 02109

Re:	Custodian Agreement (as amended and in effect from time to time, the “Custodian Agreement”) dated January 1, 2011 between Consulting Group Capital Markets (the “Client”) and [Brown Brothers Harriman & Co.] (the “Custodian”).
Ladies and Gentlemen:
This letter sets forth the Client’s understanding with respect to the requirements of the Reserve Bank of India (“RBI”) regarding the issuance of irrevocable payment commitments (“IPCs”) as set forth in RBI’s Circular No. DBOD.Dir.BC.46/13.03.00/2010-11, dated September 30, 2010. Capitalized terms not otherwise defined herein shall have the respective meanings specified in the Custodian Agreement.
Notwithstanding any other provision contained in the Custodian Agreement, the Client hereby authorizes the Custodian to include in its written contracts with subcustodians located in the Republic of India, provisions that give such subcustodians inalienable rights over a Client’s securities to be received as payout in any settlement to the extent that such Client’s cash account does not have a sufficient balance to meet such Client’s settlement obligations at the time the subcustodian is required to effect payment for such securities.
If the Custodian is in agreement with the foregoing, please countersign the enclosed copy of this letter and return it to the undersigned, whereupon this letter shall become a legally binding obligation of the Client and the Custodian.
Sincerely,

By:	/s/ Alison LeMieux
	Name:	Alison LeMieux
	Title:	COO, CGCM Funds

Accepted and agreed to
as of the date set forth above:
Brown Brothers Harriman & Co.

By:	/s/ Hugh B. Bolton
	Name:	Hugh B. Bolton
	Title:	Senior Vice President